Exhibit 99.1

FOR IMMEDIATE RELEASE

Redwood Trust, Inc.	CONTACT:	Mike McMahon
RWT Holdings, Inc.		Managing Director
Tuesday, November 18, 2014		(415) 384-3805

REDWOOD TRUST, INC. ANNOUNCES PRICING OF 5.625% EXCHANGEABLE SENIOR NOTES DUE 2019

MILL VALLEY, CA – Tuesday, Nov. 18, 2014 – Redwood Trust, Inc. (“Redwood”) (NYSE: RWT) today announced that its indirect wholly-owned subsidiary, RWT Holdings, Inc. (“Holdings”), priced $200.0 million aggregate principal amount of its 5.625% exchangeable senior notes due 2019 (the “Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers have a 30-day option to purchase up to an additional $30.0 million aggregate principal amount of the Notes in connection with the offering solely to cover over-allotments, if any. The Notes will be senior unsecured obligations of Holdings and will be fully and unconditionally guaranteed by Redwood. The offering is expected to close on November 24, 2014, subject to the satisfaction of certain closing conditions.

Interest on the Notes will be payable semiannually on May 15 and November 15, beginning on May 15, 2015; the Notes will mature on November 15, 2019.  Upon exchange, holders of the Notes will receive shares of Redwood common stock. If Redwood undergoes a “fundamental change” (as defined in the offering memorandum relating to the Notes), subject to certain conditions, holders of the Notes may require Holdings to repurchase for cash all or part of such holders Notes at 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, up to, but excluding, the repurchase date.

Holders may exchange any of their Notes for shares of Redwood common stock at the applicable exchange rate at any time prior to the close of business on the second scheduled trading day prior to the maturity date, unless the Notes have been previously repurchased by Holdings.  Any exchanges of Notes for shares of Redwood common stock will be subject to certain ownership limitations (as more fully described in the offering memorandum relating to the Notes). The initial exchange rate for each $1,000 aggregate principal amount of the Notes is 46.1798 shares of Redwood common stock, equivalent to an exchange price of approximately $21.65 per share, which is a 15% premium to the closing price of Redwood common stock on November 18, 2014.

Holdings will not be permitted to redeem the Notes at its option.  Redwood or Holdings may at any time and from time to time repurchase Notes by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws.

Redwood and Holdings intend to use the net proceeds from this offering to fund the business and investment activity of Redwood and its subsidiaries, which may include funding purchases of residential mortgage loans, funding the origination of commercial loans and acquiring mortgage-backed securities for their investment portfolio, as well as for other general corporate purposes.

The Notes, and any shares of Redwood common stock issuable upon exchange of the Notes, have not been and will not be registered under the Securities Act, or any state securities law, and may not be offered or sold in the United States or to, or for the account or benefit of, any U.S. persons absent registration under the Securities Act, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This announcement does not constitute an offer to sell or a solicitation of an offer to buy any securities, including the Notes or any shares of Redwood common stock issuable upon exchange of the Notes, nor shall there be any offer, solicitation or sale of any securities, including any Notes or any shares of Redwood common stock issuable upon exchange of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This announcement is being issued pursuant to and in accordance with Rule 135c under the Securities Act. The offering was made only by means of an offering memorandum.

Redwood is a publicly traded company structured as a real estate investment trust (“REIT”). Holdings is an indirect wholly-owned, taxable REIT subsidiary of Redwood.

CAUTIONARY STATEMENT: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as statements related to the offering and the expected use of the net proceeds. Forward-looking statements involve numerous risks and uncertainties. Redwood’s and Holding’s actual results may differ materially from those projected, and Redwood and Holdings caution investors not to place undue reliance on the forward-looking statements contained in this release. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. No assurance can be given that the offering will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Completion of the offering on the terms described, and the application of net proceeds, are subject to numerous conditions, risks, and uncertainties, many of which are beyond the control of Redwood and Holdings, including, among other things, those described in Redwood’s Annual Report on Form 10-K for the year ended December 31, 2013 and Redwood’s subsequent filings under the Securities Exchange Act of 1934, as amended.  Redwood and Holdings undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.